UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 28, 2009

Manas Petroleum Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland

(Address of principal executive offices) (Zip code)

+41 (44) 718 10 30

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2009, Thomas Flottman agreed to the terms of his resignation from his office as our Chief Executive Officer effective February 1, 2009. From and after February 1, 2009, Mr. Flottman will act as a technical consultant to our board of directors pursuant to a consulting agreement. The terms of the consulting agreement with Mr. Flottman contemplate that Mr. Flottman will provide services on an ‘on call’ basis at a daily consulting rate.

Effective February 1, 2009, Erik Herlyn, has been appointed our Chief Executive Officer. Also effective February 1, 2009, Mr. Herlyn has resigned as our Chief Operating Officer. Mr. Herlyn has agreed to reduce his compensation from $20,000 per month to $18,000 per month, effective February 1, 2009.

Also effective February 1, 2009, Peter-Mark Vogel has resigned from his position of Executive Director, Finance. We are currently discussing the terms of a consulting agreement with Mr. Vogel pursuant to which he might provide services to our company from and after February 1, 2009, but we have not yet reached any such agreement.

The resignations were not as a result of any disagreements between our company and either of Mr. Flottman or Mr. Vogel.

There are no family relationships between any of our directors or executive officers.

Mr. Erik Herlyn is a mechanical and production engineer (Trinity University Dublin – BSc, Manufacturing Engineering 1993, University of Bremen – Masters Diploma Production Engineering 1996). Mr. Herlyn was our chief operating officer from June of 2007 until January 31, 2009 and has extensive experience in the finance and hydrocarbon industries. From 1996 until 2000, Mr. Herlyn provided services to the resource oil and gas industries. From 2000 until 2006, Mr. Herlyn ran major projects in the finance and hydrocarbon industries as a consultant with KPMG Consulting (a large management and technical consulting firm which later changed its name to BearingPoint) and later as a consultant with Capgemini (2006 – 2007).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 news release dated January 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Erik Herlyn

Erik Herlyn

Chief Operating Officer

Dated:	January 29, 2009